Exhibit 16.1

Michael F. Cronin, CPA

687 Lee Road, Suite 210

Rochester, NY 14606

407-448-2407

RESIGNATION NOTICE

November 11, 2011

Hardwired Interactive, Inc.

7325 Oswego Road Suite D

Liverpool, NY 13090

We hereby resign as the Independent Certified Public Accountant of Hardwired Interactive, Inc. (the “Corporation”), effective immediately on the Closing Date (as defined in the Share Exchange Agreement by and among the Corporation, in4 Kft., Park Slope, LLC, Peter Vasko, and the shareholders of in4 Kft.).

Our resignation is not the result of any disagreement with the Corporation on any matter relating to its operation, policies (including accounting or financial policies) or practices.

We hereby undertake that we do not have any claims against the Corporation upon our resignation.

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[-Signature Page to Resignation Notice-]

Sincerely,

                                                                        Michael F. Cronin, CPA

                                                                        By: ______________________

                                                                        Name: Michael F. Cronin, CPA

                                                                        Title: Independent Certified Public Accountant